Corporate Financial Solutions, Inc.
Investment Adviser
Code of Ethics

© Copyright 2011, National Regulatory Services. All rights reserved.

Corporate Financial Solutions, Inc.
Code of Ethics
to Current

Table of Contents

1 -	Statement of General Policy	3
2 -	Definitions	5
3 -	Standards of Business Conduct	7
4 -	Prohibition Against Insider Trading	9
5 -	Personal Securities Transactions	11
6 -	Gifts and Entertainment	12
7 -	Protecting the Confidentiality of Client Information	13
8 -	Service as an Officer or Director	15
9 -	Compliance Procedures	16
10 -	Certification	18
11 -	Records	19
12 -	Reporting Violations and Sanctions	20
13 -	Signature Page / Attestation	21

Statement of General Policy

Code of Ethics - General Policy

This Code of Ethics (“Code”) has been adopted by Corporate Financial Solutions, Inc. and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) (collectively, the "Rules"). As an Investment Adviser to a registered investment company known as the Managed Portfolio Series (the “MPS” or "Trust"), Corporate Financial Solutions, Inc. adopts this Code which contains provisions reasonably necessary to prevent its “Access Persons” (as defined below) from engaging in any unlawful actions prohibited by the Rules. To ensure compliance with the requirements of the Rules and the MPS, the Code for Corporate Financial Solutions, Inc., and any material changes to the Code, must be approved by the Board of Trustees of the MPS (the “MPS Board”) in addition to the Board of Directors of Corporate Financial Solutions, Inc. ("CFS Board"). The MPS Board and the CFS Board may only approve this Code, or a material change to the Code, after it has made a determination that the Code contains provisions designed to prevent Access Persons from engaging in fraudulent activities as described below. In addition, certain key “investment personnel” (summarized below and as may be defined in the "Definitions") of CFS are subject to further pre-clearance procedures with respect to their investment in securities offered through an initial public offering (an “IPO”) or private placement (a “Limited Offering”).

This Code establishes rules of conduct for all employees of Corporate Financial Solutions, Inc. and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Corporate Financial Solutions, Inc. and its employees owe a fiduciary duty to Corporate Financial Solutions, Inc.'s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

To ensure compliance with the Rules, this Code is designed to ensure that the high ethical standards long maintained by Corporate Financial Solutions, Inc. continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

No Manipulation / No Deception/ No Fraud

The Rules specifically prohibit fraudulent activities by affiliated persons of Investment Advisers and Investment Companies (commonly known as mutual funds). Therefore, it is specifically unlawful for any affiliated person of Corporate Financial Solutions, Inc. to directly or indirectly use any means to:

(a)	employ any device, scheme or artifice to defraud;

(b)	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(c)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon any person, Fund or entity; or

(d)	engage in any manipulative practice with respect to any securities.

Pursuant to Section 206 of the Advisers Act, both Corporate Financial Solutions, Inc. and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Corporate Financial Solutions, Inc. has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Fiduciary Duty

Corporate Financial Solutions, Inc. and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where the Firm is in aposition to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individualobjectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Corporate Financial Solutions, Inc. expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Corporate Financial Solutions, Inc. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Corporate Financial Solutions, Inc. Corporate Financial Solutions, Inc.'s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Corporate Financial Solutions, Inc.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Corporate Financial Solutions, Inc. in their conduct.  In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when (1) it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised and, (2) with respect to situations involving the MPS, upon the consent and approval of the MPS Chief Compliance Officer. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Compliance Officers

In order to meet the requirements of the Rules, the Code of Ethics includes a procedure for detecting and preventing material trading abuses and requires all Access Persons to report personal securities transactions on an initial, quarterly and annual basis (the “Reports”) as further outlined herein. To ensure investment adviser compliance, the CFS Board will appoint a Chief Compliance Officer (the "CFS CCO" or CCO) to monitor for compliance with the Rules, including the receipt and review of Reports delivered to CFS by its Access Persons, as required by this Code.

Similarly, to ensure investment company compliance for the MPS Trust, the MPS Board has appointed a Chief Compliance Officer to monitor for compliance with the Rules, including the receipt and review of Reports delivered to the MPS Chief Compliance Officer by CFS' Access Persons, as required by this Code.

The Chief Compliance Officer will periodically report to the CFS Board and to the MPS Chief Compliance Officer to document compliance with this Code. Similarly, the Chief Compliance Officer will report to the CFS Board and the MPS Chief Compliance Officer any material compliance violations to this Code within 30 days after the end of each calendar quarter.

On an annual basis, the CFS CCO will prepare a written report decribing any issues arising under the Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations (if any) and submit the information to he MPS CCO for each Fund for which CFS is the Investment Adviser for further review by the MPS Board of Trustees.

Also on an annual basis, the CFS CCO will certify to the MPS Board of Trustees, for each Fund for which CFS is the Investment Adviser, that CFS had adopted procedures reasonably necessary to prevent its employees from violating the Code of Ethics.

Definitions

For the purposes of this Code, the following key definitions shall apply:

Access Person
(i) any director/trustee, officer, general partner or Advisory Person of the investment adviser; and (ii) any supervised person of an investment adviser who has access to nonpublic information regarding the portfolio holdings of any series of the MPS Trust (a “Fund”), or who is involved in making securities recommendations for a Fund. The CCO of CFS will will notify an employee of that person fits the definition of "Access Person" and shall maintain a list of all Access Persons (see Appendix 1).

Account
means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls or exercises investment discretion.

Advisory Person
(i) any employee of the investment adviser (or of any company in a control relationship to the investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (ii) any natural person in a control relationship to the investment adviser who obtains information concerning recommendations made  to a Fund with regard to the purchase or sale of Covered Securities by a Fund.

Beneficial Ownership
shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

Control	The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Covered Security
Includes any Security (see below) but does not include (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; and (iv) shares issued by open-end investment companies (i.e., mutual funds) other than Reportable Funds.

Fund	A series of the Managed Portfolio Series (MPS) Trust.

Immediate Family Member
Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father in law, mother in law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationship).

Initial Public Offering (IPO)
An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Personnel
(i) any employee of the investment adviser (or of any company in a control relationship to the investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of security by the Fund; and (ii) any natural person who controls the investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

Limited Offering
An offering that is exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Purchase or Sale of a Covered Security	Includes, among other things, the writing of an option to purchase or sell a Covered Security.

Reportable Fund
includes, for a particular Access Person, the investment adviser with whom the Access Person is associated, if any, (the “Associated Adviser”) that serves as investment adviser (as defined in Section 2(a)(20) of the Investment Company Act) to an Investment Company (such as the MPS Trust).

Reportable Security
means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless CFS or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless CFS or a control affiliate acts as the investment adviser or principal underwriter for the fund.

Security
Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Standards of Business Conduct
Corporate Financial Solutions, Inc. places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

This Code of Ethics is not intended to cover all possible areas of potential liability under the Investment Advisers Act, the Investment Company Act or under the federal securities laws in general. For example, other provisions of Section 17 of the Investment Company Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (i.e., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person. Access Persons covered by this Code of Ethics are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by a Fund or if a transaction directly or indirectly involves themselves and the MPS Trust other than the purchase or redemption of shares of a Fund or the performance of their normal business duties.

In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on Access Persons and others in certain situations. It is expected that Access Persons will be sensitive to these areas of potential conflict, even though this Code of Ethics does not address specifically these other areas of fiduciary responsibility.

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Corporate Financial Solutions, Inc.'s access persons as defined herein. These procedures cover transactions in a reportable security in which an access person has a beneficial interest in or accounts over which the access person exercises control as well as transactions by members of the access person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Corporate Financial Solutions, Inc. or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Policy on Disclosure of Fund Holdings

Corporate Financial Solutions, Inc. in an investment adviser to an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), known as the Managed Portfolio Series (the "MPS" or “Trust”). As such, CFS provides advisory services for series of the Trust (a “Fund” or the “Funds”). As a result, employees of CFS may have access to information regarding the portfolio holdings of one or more Funds. CFS has adopted a Code of Ethics designed to prohibit fraudulent or deceitful conduct. The following policy is intended to elaborate on such Codes of Ethics to ensure that the disclosure of information about a Fund’s portfolio holdings is in the best interest of the Fund’s shareholders.

Policy

Information about a Fund’s portfolio holdings should not be distributed to any person unless:

•	The disclosure is required to respond to a regulatory request, court order or other legalproceedings;
•	The disclosure is to a mutual fund rating or, statistical agency or person performingsimilar functions, and CFS is aware that such entity or person has signed a confidentiality agreement with the MPS;
•
The disclosure is made to internal parties involved in the investment process,administration or custody of the Fund, including but not limited to U.S. Bancorp Fund Services, LLC (“USBFS”) and the Trust’s Board of Trustees;

•
The disclosure is (a) in connection with a quarterly, semi-annual or annual report that isavailable to the public or (b) relates to information that is otherwise available to the public (e.g., portfolio information that is available on a Fund’s website); or

•	The disclosure is made pursuant to prior written approval of the Chief ComplianceOfficer of MPS, or the President or Treasurer of the Trust.

Any suspected breach of this obligation should be reported immediately to the Cheif Compliance Officer of Corporate Financial Solutions or the CCO of the MPS. Periodically, the Chief Compliance Officer of CFS may be required to provide a compliance report on this policy to the MPS.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others, may expose supervised persons and Corporate Financial Solutions, Inc. to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Corporate Financial Solutions, Inc. may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Corporate Financial Solutions, Inc. and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Corporate Financial Solutions, Inc.), while in the possession of material, nonpublic information, nor may any personnel of Corporate Financial Solutions, Inc. communicate material, nonpublic information to others in violation of the law.

1.
What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column. You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Corporate Financial Solutions, Inc.'s securities recommendations and client securities holdings and transactions.

2.
What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general  public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.
Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Corporate Financial Solutions, Inc. (“Client Accounts”), you just determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the Chief ComplianceOfficer.
•	Do not purchase or sell the securities on behalf of yourself or others, includinginvestment funds or private accounts managed by the firm.

•	Do not communicate the information inside or outside the firm, other than to theChief Compliance Officer.
•	After the Chief Compliance Officer has reviewed the issue, the firm willdetermine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the Chief Compliance Officer before taking any action. This high degree of caution will protect you, our clients, and the firm.

4.
Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Corporate Financial Solutions, Inc. or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Corporate Financial Solutions, Inc. must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the Chief  Compliance Officer immediately if you believe that you may have received material, nonpublic information.

5.
Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Supervised persons of Corporate Financial Solutions, Inc. and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.
Restricted/Watch Lists

Although Corporate Financial Solutions, Inc. does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The Chief Compliance Officer may place certain securities on a “restricted list.” Access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The Chief Compliance Officer shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

The Chief Compliance Officer may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Personal Securities Transactions

General Policy

Corporate Financial Solutions, Inc. has adopted the following principles governing personal investment activities by Corporate Financial Solutions, Inc.'s supervised persons:

•	The interests of client accounts will at all times be placed first;
•	All personal securities transactions will be conducted in such manner as to avoid anyactual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
•	Access persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No access person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No access person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the Chief Compliance Officer who has each been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Prohibited Trading Practices (for Fund Compliance)

(a)
No Access Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if such action would violate any provision outlined in this Code and such security to his or her actual knowledge at the time of such purchase or sale:

(i)	is being considered for purchase or sale by a Fund or a Separately Managed Account; or

(ii)
is in the process of being purchased or sold by a Fund or Separately ManagedAccount (except that an Access Person may participate in a bunched transactionwith the Fund or Separately Managed Accounts if the price terms are the same in accordance with trading policies and procedures adopted by the Investment Company and the Investment Adviser).

(b)
Further to the pre-clearance requirements for all access persons specified above, all persons who by their role are "Investment Personnel" (as defined herein) must obtain prior approval from (1) the CCO of Corporate Financial Solutions, Inc., AND (2) the MPS CCO before directly or indirectly acquiring beneficial ownership in any securities in an IPO or Limited Offering.

(c)	No Access Person may trade ahead of a Fund -- a practice known as “frontrunning.”

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Corporate Financial Solutions, Inc. has adopted the policies set forth below to guide access persons in this area.

General Policy
Corporate Financial Solutions, Inc.'s policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance ofimpropriety or may raise a potential conflict of interest;
•
Access persons should not accept or provide any gifts or favors that might influence thedecisions you or the recipient must make in business transactions involving Corporate Financial Solutions, Inc., or that others might reasonably believe would influence those decisions;

•
Modest gifts and favors, which would not be regarded by others as improper, may beaccepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or theacceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements
•
Any access person who accepts, directly or indirectly, anything of value from any personor entity that does business with or on behalf of Corporate Financial Solutions, Inc., including gifts and gratuities with value in excess of $300 per year (Note: Dual registrants sometimes use a $100 gift threshold for all employees based on NASD rule), must obtain consent from the Chief Compliance Officer before accepting such gift.

•
This reporting requirement does not apply to bona fide dining or bona fide entertainmentif, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Corporate Financial Solutions, Inc.

•
This gift reporting requirement is for the purpose of helping Corporate FinancialSolutions, Inc. monitor the activities of its employees. However, the reporting of a gift does not relieve any access person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the      appropriateness of any gift, please consult the Chief Compliance Officer.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Corporate Financial Solutions, Inc., the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Corporate Financial Solutions, Inc. to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to Corporate Financial Solutions, Inc.'s current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Corporate Financial Solutions, Inc.'s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Corporate Financial Solutions, Inc. does not share Confidential Client Information with any third parties, except in the following circumstances:

•
As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Corporate Financial Solutions, Inc. will require that any financial intermediary, agent or other service provider utilized by Corporate Financial Solutions, Inc. (such as broker-dealers or subadvisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the  information provided by Corporate Financial Solutions, Inc. only for the performance of the specific service requested by Corporate Financial Solutions, Inc.;

•
As required by regulatory authorities or law enforcement officials who have jurisdiction over Corporate Financial Solutions, Inc., or as otherwise required by any applicable law. In the event Corporate Financial Solutions, Inc. is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Corporate Financial Solutions, Inc. shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All access persons are prohibited, either during or after the termination of their employment with Corporate Financial Solutions, Inc., from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. An access person is permitted to disclose Confidential Client Information only to such other access persons who need to have access to such information to deliver the Corporate Financial Solutions, Inc.'s services to the client.

Access persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Corporate Financial Solutions, Inc., must return all such documents to Corporate Financial Solutions, Inc.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Corporate Financial Solutions, Inc. enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those access persons who need to know such information to provide Corporate Financial Solutions, Inc.'s services to clients;
•
Any access person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
•
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by access persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Corporate Financial Solutions, Inc. and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Corporate Financial Solutions, Inc. has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing Corporate Financial Solutions, Inc.'s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of the Chief Compliance Officer.

Service as an Officer or Director

No access person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the Chief Compliance Officer or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Corporate Financial Solutions, Inc.'s clients. Where board service or an officer position is approved, Corporate Financial Solutions, Inc. shall implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities.

Compliance Procedures

Reporting Requirements - Access Person Reports

Every access person shall provide the information and reports described below to the Chief Compliance Officer and to the MPS Fund Compliance Officer for themselves and any immediate family member resideing at the same address. It is the policy of Corporate Financial Solutions, Inc. that each access person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the Chief Compliance Officer and to the MPS Fund Compliance Officer.

1.           Initial Holdings Report

Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

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The title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount (if applicable) of each covered security/reportable security and/or Reportable Fund in which the access person had any direct or indirect beneficial interest ownership when the person becomes an Access Person;

•	The name of any broker, dealer or bank, with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access person; and
•	The date that the report is submitted by the Access Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.

2.           Annual Holdings Report

Every Access Person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

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The title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount (if applicable) of each covered security/reportable security and/or Reportable Fund in which the access person had any direct or indirect beneficial interest ownership when the person becomes an Access Person;

•	The name of any broker, dealer or bank, with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access person; and
•           The date that the report is submitted by the Access Person.

3.           Quarterly Transaction Reports
Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:
A. With respect to any transaction during the quarter in a Covered Security/Reportable Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership:

1. The date of the transaction, the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares or the principal amount of each Covered Security/Reportable Security and/or Reportable Fund, and the interest rate and maturity date (if applicable);

2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3. The price of the Covered Security/Reportable security and/or Reportable Fund at which the transaction was effected;

4. The name of the broker, dealer or bank with or through whom the transaction was effected; and

5. The date the report is submitted by the Access Person.

B. With respect to any account established by the Acess person in which any securities were held during the quarter for the direct or indirect benefit of the Acces Person:

1. The name of the broker, dealer or bank with whom the Access Person established the account;

2. The date the account was established; and

3. The date that the resport is submitted by the Access Person.

4. Exempt Transactions / Exceptions to Reporting Requirements

An Access Person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;
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A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Corporate Financial Solutions, Inc. and the MPS Fund holds in its records so long as the firm/Fund receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

5. Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer, or a designee, will monitor and review all reports required under the Code for compliance with Corporate Financial Solutions, Inc.'s policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed Corporate Financial Solutions, Inc. Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by the President, or other designated supervisory person. The Chief Compliance Officer shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to the Chief Compliance Officer in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to the Chief Compliance Officer that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.

Records

1. The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records in the manner specified, and will make such records available to the SEC or representative thereof at any time and from time to time for reasonable periodic, special or other examination:

A. A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

B. A record of any violation of Corporate Financial Solutions, Inc.'s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

C. A copy of each report made by an Access Person pursuant to Advisers Act Rule 204A-1 or Investment Company Act Rule 17j-1, including any brokerage confirmations and account statements made in lieu of these reports;

D1. A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an access person which shall be retained for five years after the individual ceases to be an access person of Corporate Financial Solutions, Inc.;

D2. A list of all persons who are, or within the preceding five years have been, access persons or persons responsible for reviewing reports of access persons;

E. A copy of each report required pursuant to Investment Company Act Rule 17j-1 must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

2. The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place record of any decision and reasons supporting such decision to approve an access persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

All records will be maintained in accordance with Rule 204-2 under the Advisers Act and Rule 17j-1(f) under the 1040 Act.

Reporting Violations and Sanctions

To Ensure Compliance With the Code of Ethics

(a) Corporate Financial Solutions, Inc. will use reasonable diligence to institute policies and procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics.

(b) On an annual basis, the Chief Compliance Officer shall circulate the Code of Ethics and receive an acknowledgement from each Access Person that the Code of Ethics has been read and understood.

(c) The Chief Compliance Officer shall compare the Reports with completed and contemplated portfolio transactions of the MPS Fund and Separately Managed Accounts to determine whether a possible violation of the Code of Ethics and/or other applicable trading policies and procedures may have occurred.

No Access Person shall review his or her own Report(s). The Chief Compliance Officer shall appoint an alternate to review his or her own Reports if the Chief Compliance Officer is also an Access Person.

(d) On an annual basis, the Chief Compliance Officer shall prepare a written report describing any issues arising nder the Code of Ethics or procedures, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to the CFS Board and the MPS Chief Compliance Officer.

(e) On an annual basis, the CFS Board shall certify to the MPS Board that Corporate Financial Solutions, Inc. has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

Reporting Violations of the Code

All supervised persons shall promptly report to the Chief Compliance Officer or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.  The Chief Compliance Officer shall promptly report to senior management all apparent material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Sanctions

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions as to any material violation of this Code of Ethics may include, but are not limited to: (1) a written reprimand in the Access Person’s employment file; (2) a suspension from employment; and/or (3) termination from employment. The MPS Board may also impose sanctions as it deems appropriate, including sanctions against Corporate Financial Solutions, Inc. itself for failure to adequately supervise its Access Persons.

Signature Page / Attestation

Attestation: I have read and reviewed the entire contents of Corporate Financial Solutions, Inc.'s Code of Ethics and have obtained an interpretation of any provision about which I had a question. I accept responsibility for understanding, complying with and when appropriate, seeking guidance regarding the Code.

I will report violations of the Code, laws or other Corporate Financial Solutions, Inc.'s policies of which I am aware or that I suspect have taken place. I understand that I am required to cooperate fully with the Corporate Financial Solutions, Inc. in any investigation of violations. I understand that my failure to comply with the Code or other policies or procedures may result in disciplinary action, up to and including termination.

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Name (print)

Return this signed Attestation to:

    Corporate Financial Solutions, Inc.
    Attn: Chief Compliance Officer
    4365 Crescent Road
    Irondale, AL 35210